Exhibit 10.3

2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

SciQuest, Inc., a Delaware corporation (the “Company”), hereby grants as of the date (the “Grant Date”) noted below to the recipient named below (“Recipient”) pursuant to this Restricted Stock Unit Agreement (this “Agreement”) the total number of restricted stock units (the “RSUs”) noted below whereby the Recipient may become entitled to be paid a share of Common Stock of the Company (“Share”) for each RSU noted below (on a one for one basis) in accordance with, and subject to all of the terms and conditions of, this Agreement and the SciQuest, Inc. 2013 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth herein and in the Plan are incorporated herein by reference.

RSUs Awarded:	Vesting Start Date:
Grant Date:

Vesting:	RSUs subject to payment under this Agreement shall vest according to the vesting schedule described in Section 1 below.

Forfeiture:	Rights and benefits under this Agreement are subject to forfeiture. See Section 3 below.

IN WITNESS WHEREOF, this Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon. SciQuest, Inc.	Recipient hereby acknowledges receipt of a copy of the Plan, represents that Recipient has read and understands the terms and provisions of the Plan, and accepts these RSUs subject to all the terms and conditions of the Plan and this Agreement. Recipient acknowledges that there may be adverse tax consequences upon the grant or vesting of RSUs and delivery and/or disposition of Shares paid upon the vesting of RSUs, and that Recipient should consult a tax adviser prior to such exercise or disposition.
By:

Its:

[Name of Recipient]

1. Vesting of RSUs. Subject to the terms of the Plan and this Agreement, the Recipient shall vest in the percentage of the RSUs subject to this Agreement shown below based upon the Continuous Service of the Recipient from the Vesting Start Date of this Agreement (as noted hereon) at the time of payment.

Vesting Schedule:
Percentage Vested:	Continuous Service:
0%	Less than 1 year
100%	At least 1 year

If the above calculation of vested RSUs subject to this Agreement available for payment would result in a fraction Share, such fraction will be rounded to zero and no fractional Share shall be issued.

2. Termination of RSUs. All unvested RSUs awarded under this Agreement shall be immediately forfeited, along with any and all rights or subsequent rights related hereto, and will not be paid, after the date on which the Recipient ceases to perform Continuous Service for the Company, or a Subsidiary.

3. Forfeiture of RSUs and Benefits Thereunder. Furthermore, all RSUs awarded under this Agreement shall immediately be forfeited, along with any and all rights or subsequent rights related hereto, if the Recipient engages in any Forfeiture Activities (as defined in the Plan), and that if, subsequent to the payment of the RSUs, the Recipient engages in any of the Forfeiture Activities, then the Company shall have the right (but not the obligation) at any time after the Recipient engages in any of the Forfeiture Activities to rescind the payment of the RSUs by being entitled to request that the Recipient forfeit and return to the Company the amount paid to the Recipient upon payment of the RSUs, and, upon such request, the Recipient shall forfeit and return to the Company any such amounts within ten (10) calendar days of notice from the Company. The Recipient acknowledges and agrees that if the Recipient engages in any of the Forfeiture Activities, the Recipient shall forfeit rights and benefits as set forth above. Further, the Recipient acknowledges and agrees that the Recipient’s participation in the Plan and this Agreement are voluntary, and that the Recipient knowingly and voluntarily agrees that the Recipient’s rights and benefits under this Agreement are expressly subject to forfeiture as set forth above.

4. Manner & Timing of Payment – Issuance of Shares.

(a) 50% Payment upon Vesting. As soon as administratively practicable following the vesting of these RSUs, fifty percent (50%) of such vested RSUs shall be paid; provided, however, in no event shall any such RSU be paid later than the fifteenth (15th) day of the third (3rd) month following the calendar year during which such RSU became vested.

(b) 50% Payment upon Separation from Service. As soon as administratively practicable following the date on which the Recipient incurs a separation from service (within the meaning of Code §409A and the regulations thereunder) from the Company, the remaining fifty percent (50%) of such vested RSUs shall be paid; provided, however, in no event shall any such RSU be paid later than the later of (1) December 31 of the calendar year during which such separation from service occurs, or (2) the fifteenth (15th) day of the third (3rd) calendar month following such separation from service (and the Grantee will not be permitted, directly or indirectly, to designate the taxable year of such payment).

Each RSU shall be paid by issuance, and delivery to the Recipient, of a Share. To the extent that a RSU awarded under this Agreement has been paid, no further payment may be made with respect to such RSU.

5. Non-transferability of RSUs. RSUs may not be transferred in any manner, other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding upon the executor, administrators, successors and assigns of the Recipient.

6. Tax Consequences. Recipient understands that the grant, vesting and payment of these RSUs, and the issuance and sale of Shares obtained pursuant to these RSUs, may have tax implications that could result in adverse tax consequences to the Recipient. Recipient represents that Recipient has consulted with, or will consult with, his or her tax advisor; Recipient further acknowledges that Recipient is not relying on the Company for any tax, financial or legal advice; and it is specifically understood by the Recipient that no representations or assurances are made as to any particular tax treatment with respect to these RSUs. Recipient shall be liable for any and all taxes arising out of this grant, vesting or payment of these RSUs.

7. Interpretation & Governing Law. Any dispute regarding the interpretation of this Agreement shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Recipient. The laws of the State of Delaware shall govern this Agreement. If Delaware’s conflict of law rules would apply another state’s laws, the parties agree that Delaware law shall still govern. It is intended that one-half of the RSUs granted hereby shall meet the exception from being considered deferred compensation subject to Code §409A set forth in Treas. Reg. §1.409A-1(b)(4), and that the other one-half of the RSUs granted hereby shall constitute deferred compensation that complies with the requirements of Code §409A.

8. Entire Agreement & Other Matters. The Plan is incorporated herein by this reference. Recipient acknowledges and agrees that the granting of these RSUs constitutes a full accord, satisfaction and release of all obligations or commitments made to Recipient by the Company or any of its officers, directors, stockholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Agreement and the Plan constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Agreement and the underlying RSUs are void ab initio unless this agreement has been executed by the Recipient and the Recipient has agreed to all terms and provisions hereof within thirty (30) days of the Grant Date.

9. Consent to Jurisdiction & Venue: The Recipient agrees that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in North Carolina. The Recipient agrees to the personal jurisdiction of the state and/or federal courts located in North Carolina. The Recipient waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

10. Unfunded Obligations. The RSUs granted hereunder are mere unfunded, unsecured obligations of the company to pay Shares in the future, and do not provide the Recipient any right to any specific assets of the Company. Recipient shall not be entitled to any of the rights or benefits (including without limitation any voting or dividend rights) generally accorded to stockholders unless and until Shares are issued pursuant to this Agreement.

11. No Right to Employment or Other Relationship. Nothing in the Plan or this Agreement shall confer on the Recipient any right to continue in the employ of, or other relationship with, the Company, or any Subsidiary, or limit in any way the right of the Company, or any Subsidiary, to terminate the Recipient’s employment or other service relationship at any time, with or without cause.